Exhibit 4.1
          ASSUMPTION AND JOINDER AGREEMENT (this “Agreement”), dated as of June 1, 2010, between XM 1500 ECKINGTON LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (as defined in the Collateral Agreement referred to herein) and XM INVESTMENT LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (with XM 1500 ECKINGTON LLC, each a “New Subsidiary”) to the Collateral Agreement, dated as of December 31, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Collateral Agreement”), among XM Satellite Radio Inc., certain Subsidiaries (as defined in the Collateral Agreement) of the Company party thereto (collectively with the Company, the “Grantors”) and U.S. Bank National Association (“U.S. Bank”), as Collateral Agent.
     A. Reference is made to the Indenture dated as of June 30, 2009 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Company and U.S. Bank, as Trustee.
     B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement and the Indenture referred to therein.
     C. Section 7.14 of the Collateral Agreement provides that additional Subsidiaries of the Company may become Grantors under the Collateral Agreement by execution and delivery of an instrument substantially in the form of this Agreement. Each New Subsidiary is executing this Agreement in accordance with the requirements of the Indenture to become a Grantor under the Collateral Agreement as consideration for Notes previously issued and purchased.
          Accordingly, the Collateral Agent and each New Subsidiary agree as follows:
          SECTION 1. In accordance with Section 7.14 of the Collateral Agreement, each New Subsidiary by its signature below becomes a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor and each New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Grantor and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Subsidiary, as security for the payment and performance in full of the Secured Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of such New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary. Each reference to a “Grantor” in the Collateral Agreement shall be deemed to include each New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.
          SECTION 2. Each New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          SECTION 3. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the Collateral Agent shall have received a counterpart of this Agreement that bears the signature of each New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 4. Each New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of such New Subsidiary and (b) set forth under its signature hereto, is the true and correct legal name of such New Subsidiary, its jurisdiction of formation, organizational identification number (if any) and the location of its chief executive office.

          SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.
          SECTION 6. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 7. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and of the Collateral Agreement and the Indenture; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.2 of the Collateral Agreement.
          SECTION 9. Each New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Agreement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, each New Subsidiary and the Collateral Agent have duly executed this Assumption and Joinder Agreement as of the day and year first above written.

XM 1500 ECKINGTON LLC

By:	/s/ Patrick L. Donnelly Patrick L. Donnelly
Secretary

Legal Name: XM 1500 Eckington LLC Jurisdiction of Formation: Delaware Organizational ID Number: 3397034 Location of Chief Executive Office: 1221 Avenue of the Americas, 36th Floor, New York, NY 10020

XM INVESTMENT LLC

By:	/s/ Patrick L. Donnelly Patrick L. Donnelly
Secretary

Legal Name: XM Investment LLC Jurisdiction of Formation: Delaware Organizational ID Number: 3960017 Location of Chief Executive Office: 1221 Avenue of the Americas, 36th Floor, New York, NY 10020
[Signature Page to Assumption and Joinder Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Thomas E. Tabor Name: Thomas E. Tabor
Title: Vice President
[Signature Page to Assumption and Joinder Agreement]